Exhibit 5.1

[LETTERHEAD OF BINGHAM McCUTCHEN LLP]

December 22, 2009

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Trust 2009-3 Student Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The Student Loan Corporation (“SLC”) and SLC Student Loan Receivables I, Inc. (the “Depositor”) in connection with the sale by SLC Student Loan Trust 2009-3 (the “Trust”) and the purchase by Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (the “Underwriters”) of the Notes (as defined herein) pursuant to the terms of the underwriting agreement, dated as of December 18, 2009 (the “Underwriting Agreement”), among the Trust, SLC and the Representative, acting on behalf of itself and as representative of the other Underwriters (the “Transactions”).

On the date hereof, certain student loans (the “Trust Student Loans”) will be sold by (a) SLC to the Depositor pursuant to (i) the master terms purchase agreement, dated as of December 22, 2009 (the “Master Purchase Agreement”), among SLC, the Depositor and Citibank, N.A., as eligible lender trustee on behalf of SLC (in such capacity, the “Eligible Lender Trustee (Seller)”) under the Eligible Lender Trust Agreement, dated as of August 30, 2003 (the “Eligible Lender Trust Agreement (Seller)”), between SLC and the Eligible Lender Trustee (Seller), and as eligible lender trustee on behalf of the Depositor (in such capacity, the “Eligible Lender Trustee (Depositor)”) under the Eligible Lender Trust Agreement, dated as of December 22, 2009 (the “Eligible Lender Trust Agreement (Depositor)”), between the Depositor and the Eligible Lender Trustee (Depositor) and (ii) the purchase agreement number 1, dated as of December 22, 2009 (together with the Master Purchase Agreement, the “Purchase Agreement”), among SLC, the Depositor, the Eligible Lender Trustee (Seller) and the Eligible Lender Trustee (Depositor); and (b) the Depositor to the Trust pursuant to (i) the master terms sale agreement, dated as of December 22, 2009 (the “Master Sale Agreement”), among the Depositor, the Trust, the Eligible Lender Trustee (Depositor) and Citibank N.A., as eligible lender trustee on behalf of the Trust (in such capacity, the Eligible Lender Trustee (Issuer)” and, together with the Eligible Lender Trustee (Seller) and the Eligible Lender Trustee (Depositor), the “Eligible Lender Trustees”) under the Eligible Lender Trust Agreement, dated as of December 22, 2009 (the “Eligible Lender Trust Agreement (Issuer)”), between the Trust and the Eligible Lender Trustee (Issuer) and (ii) the sale agreement number 1, dated as of December 22, 2009 (together with the Master Sale Agreement, the “Sale Agreement”), among the Depositor, the Trust, the Eligible Lender Trustee (Depositor) and the Eligible Lender Trustee (Issuer).

The Trust has been formed pursuant to the short-form trust agreement, dated as of December 14, 2009, between the Depositor and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), as amended and restated by the amended and restated trust agreement, dated as of December 22, 2009 (the “Trust Agreement”), between the Depositor and the Owner Trustee.  The Trust will issue the Student Loan Asset-Backed Notes (the “Notes”) pursuant to the indenture, dated as of December 22, 2009 (as amended and supplemented from time to time, the “Indenture”), among the Trust, U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), the Eligible Lender Trustee (Issuer) and Citibank, N.A., as indenture administrator (in such capacity, the “Indenture Administrator”).  Pursuant to the Trust Agreement, the Trust will also issue a certificate (the “Trust Certificate”), which represents the beneficial ownership interest of the Trust.

SLC (in such capacity, the “Servicer”) will service the Trust Student Loans pursuant to the servicing agreement, dated as of December 22, 2009 (the “Servicing Agreement”), among the Servicer, SLC, as administrator (in such capacity, the “Administrator”), and the Trust.  Citibank (South Dakota), National Association (in such capacity, the “Subservicer”) will subservice the Trust Student Loans pursuant to the subservicing agreement, dated as of December 22, 2009 (the “Subservicing Agreement”), between the Subservicer and the Servicer.  Citibank (South Dakota), National Association (in such capacity, the “Custodian”) also will act as custodian of the Trust Student Loans pursuant to the custody agreement, dated as of December 22, 2009 (the “Custody Agreement”), among the Custodian, the Servicer, the Trust, the Eligible Lender Trustee (Issuer) and the Indenture Trustee.  SLC will enter into the administration agreement, dated as of December 22, 2009 (the “Administration Agreement”), among the Trust, the Administrator, the Depositor and the Servicer.

This opinion (the “Opinion”) is being delivered pursuant to Section 8(h) of the Underwriting Agreement.  Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings ascribed to them in Appendix A to the Indenture.

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-141134), as amended by Amendment No. 1 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this Opinion, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus supplement dated December 18, 2009 (the “Prospectus Supplement”).  In this Opinion, the Prospectus Supplement and the related prospectus dated December 14, 2009 (the “Base Prospectus”), including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus.”

For purposes of this Opinion, we have examined copies of the Registration Statement and the Prospectus.  We also have examined copies of the Purchase Agreement, the Sale Agreement, the Eligible Lender Trust Agreement (Depositor), the Eligible Lender Trust Agreement (Issuer), the Trust Agreement, the Indenture, the Servicing Agreement, the Subservicing Agreement, the Administration Agreement, the Custody Agreement and the Underwriting Agreement (collectively, the “Transaction Documents”).  We have reviewed such other documents and given consideration to such matters of law and fact as we have deemed appropriate to render this Opinion.  We have relied, without independent investigation or inquiry, as to certain matters of fact, on the representations and warranties of the Underwriters, the Depositor, the Trust, the Subservicer and SLC in the Transaction Documents, on information obtained from public officials, from officers, authorized signatories and other representatives of the Underwriters, the Depositor, the Trust, the Subservicer and SLC and from other sources we believe to be responsible.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, that any signature purported to be made by an attorney-in-fact pursuant to a power of attorney has been effectively made pursuant to a valid power of attorney executed by the principal, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, by fax, email or other means of electronic transmission, or which we have obtained from EDGAR or other Internet sites, the authenticity of such latter documents, and the truthfulness of statements made as to matters of fact in all documents we have examined.  We have assumed that each of the Transaction Documents (other than the Trust Agreement) is a valid and binding agreement of each party other than the Depositor and SLC, enforceable against it in accordance with its terms.  We have also assumed that the Trust Agreement is a valid and binding agreement of each party thereto, enforceable against it in accordance with its terms.  With your express consent and approval, we have made all assumptions in connection with this Opinion without further investigation or inquiry, unless and to the extent otherwise specified.

Based on the foregoing, and subject to the other limitations, qualifications, exceptions and assumptions set forth in this Opinion, we are of the opinion that:

1.

Nature of Notes.  The Notes, when duly authorized by the Depositor, executed by the Owner Trustee on behalf of the Trust and authenticated by the Indenture Administrator in accordance with the Indenture and delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms.

Our opinions and confirmations set forth above are subject to the following qualifications:

(i)

Our opinions and confirmations set forth above are limited to Applicable Law.

As used in this Opinion, except as otherwise specified for any purpose, “Applicable Law” means the federal Law of the United States and the Law of the State of New York, in each case that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Depositor, SLC, the Transaction Documents or the Transactions, and “Law” means the statutes, the rules and regulations of governmental agencies, and the judicial and administrative decisions of courts and governmental agencies, in each case of the relevant jurisdictions.  Each opinion set forth in this Opinion expresses our professional judgment as to how the highest court of each of the relevant jurisdictions would appropriately resolve the issues in question.

“Applicable Law” does not include any federal or state securities or blue sky Laws.  “Applicable Law” does not include any Laws that apply to the Depositor, SLC, the Transaction Documents or the Transactions solely because it is or they are subject to a regulatory regime applicable to any party or any of its affiliates, or to any of the Transaction Documents or Transactions, due to the specific assets or business of a party or its affiliates.

(ii)

As used in this Opinion, unless otherwise specified, the words “knowledge,” “know” and words of similar import mean the actual knowledge of the attorneys at this firm who have had active involvement in negotiating the Transactions, preparing the Transaction Documents or preparing this Opinion, without implying any independent investigation of any kind.

(iii)

The opinions set forth above as to the enforceability of any right or obligation are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and the rights of creditors of national banking associations, and to general equitable principles (including the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether considered in a proceeding in equity or at law.

(iv)

In rendering our opinions set forth above as to the enforceability of any right or obligation, we express no opinion as to the enforceability of any provision: (a) prohibiting any oral modification or waiver of any of the provisions thereof; (b) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (c) providing for indemnification, release or exculpation of a party to the extent enforcement thereof is contrary to public policy; (d) restricting the ability of any person to assign any right to payment or other right or benefit; (e) purporting to bind affiliates or other non-parties to an agreement; or (f) granting a power of attorney or proxy to any person.

This Opinion deals only with the specific legal issues it explicitly addresses.  Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.  Captions used in this Opinion are for convenience only and should not be regarded as having any independent meaning.

This Opinion is solely for the benefit of and may be relied upon only by the addressee hereof in connection with the Transactions.  This Opinion may not be relied upon by, nor may copies be delivered to, any other person or entity, nor may this Opinion be used for any other purpose, without our prior written consent.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP